EXHIBIT INDEX

Exhibit 1

COMPANHIA SIDERÚRGICA DE TUBARÃO
NIRE 323.0000.1726 - CNPJ/MF 27.251.974/0001 -02
Publicly Held Company

EXTRAORDINARY SHAREHOLDERS’ MEETING
CALL FOR MEETING – CHANGE OF DATE OF SHAREHOLDERS’ MEETING

Given that registration procedures are still underway with respect to the registration statement under Form F-4, referred to in the Notice to Shareholders dated as of August 26, 2005, with the Securities and Exchange Commission – SEC in the United States of America, the shareholders of Companhia Siderúrgica de Tubarão (“CST”) are hereby summoned to gather in an Extraordinary Shareholders’ Meeting (“ESM”), to be held on September 30, 2005, at 11:00 a.m., at CST’s headquarters, in Avenida Brigadeiro Eduardo Gomes, nº 930, in the City of Serra, State of Espírito Santo, in order to vote on the merger of shares (“incorporação de ações”) of CST with Companhia Siderúrgica Belgo-Mineira (“BELGO”) (“Merger of Shares”), including the following: (a) approve the terms and conditions of the “Protocol and Justification of the Merger of Shares of Companhia Siderúrgica de Tubarão with Companhia Siderúrgica Belgo-Mineira” (“Protocolo e Justificação de Incorporação de Ações de Emissão da Companhia Siderúrgica de Tubarão pela Companhia Siderúrgica Belgo-Mineira”) and its exhibits, executed on July 27, 2005 by CST’s and BELGO’s managements, (b) acknowledge the valuation report relating to the book value of CST shares prepared by Afas Adviser Consultores Associados Ltda., (c) acknowledge the economic-financial valuations prepared by Banco UBS S.A. and Deutsche Bank Securities, Inc., which were used to determine the exchange ratio of CST shares for BELGO shares, (d) acknowledge the valuation report relating to the liquidation value of CST and BELGO, at market prices, for the purposes of Article 264 of Law 6,404/76, prepared by Apsis Consultoria Empresarial S/C Ltda., and (e) ratify the selection of Banco UBS S.A. to valuate CST shares for appraisal right purposes, approve the respective appraisal report and the amount to be paid for the shares, pursuant to Article 45, §3º of Law 6,404/76. CST clarifies that such meeting was previously scheduled for September 12, 2005, according to the Call for Meeting dated as of July 28, 2005. In the event there is another change of date of the shareholders’ meeting, this fact will be object of a new call for meeting.

All documents supporting the proposal by CST management relating to the matters of this ESM (including the protocol and justification, valuation reports, among others) are available on the websites of BELGO (www.belgo.com.br) and of CST (www.cst.com.br). Copy of these materials is also available on the websites of the Brazilian Securities and Exchange Commission (“Comissão de Valores Mobiliários”) (www.cvm.gov.br) and of the São Paulo Stock Exchange (“Bolsa de Valores do Estado de São Paulo”) (www.bovespa.com.br). Shareholders willing to consult and examine the documents at CST’s headquarters should schedule a date and time for a visit with the Investors Relations department (telephone (27) 3348-1333).

Serra, September 2, 2005

Board of Directors